FOR IMMEDIATE RELEASE

Contacts: Jerry W. Nix, Vice Chairman and CFO — (770) 612-2048

Sidney G. Jones, Vice President-Investor Relations – (770) 818-4628

GENUINE PARTS COMPANY
MARKS THE 55th CONSECUTIVE YEAR OF INCREASED DIVIDENDS
WITH A 10% INCREASE AND
ANNOUNCES NEW BOARD MEMBER

Atlanta, Georgia, February 21, 2011 – The Board of Directors of Genuine Parts Company (NYSE: GPC) declared today a 10% increase in the regular quarterly cash dividend for 2011. The Board increased the cash dividend payable to an annual rate of $1.80 per share compared with the previous dividend of $1.64 per share. The quarterly cash dividend of forty-five cents ($.45) per share is payable April 1, 2011 to shareholders of record March 11, 2011. GPC has paid a cash dividend every year since going public in 1948, and 2011 marks the 55th consecutive year of increased dividends paid to shareholders.

Genuine Parts Company also announced the election of John R. Holder as a new Director of the Company. Mr. Holder is Chairman and Chief Executive Officer of Holder Properties in Atlanta, Georgia, and has held these positions since 1989 and 1980, respectively. Tom Gallagher, Chairman, President and Chief Executive Officer of Genuine Parts Company, stated, “John Holder brings with him great leadership skills and a wealth of business experience. John is sure to be a valuable member to our Board, and we are fortunate to have him serve with us.”

Genuine Parts Company plans to release Fourth Quarter and Year-End Earnings on February 22, 2011. Management will also conduct a conference call on this date at 11:00 a.m. Eastern time. You are invited to join the call, which will be hosted by Chairman, President and CEO Tom Gallagher and Vice Chairman and CFO Jerry Nix. The public may access the call on the Company’s website, www.genpt.com, by clicking “Investor Services”, or by dialing 866-777-9139. The conference ID is 41289008. If you are unable to participate during the call, a replay of the call will be available on the Company’s website or at 800-642-1687, ID 41289008, two hours after the completion of the conference call until 12:00 a.m. Eastern time on March 8, 2011.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and in Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico.